Filed Pursuant to Rule 433

Dated May 9, 2017

Registration No. 333-203125

CAPITAL ONE FINANCIAL CORPORATION

$2,500,000,000

$1,400,000,000 2.500% SENIOR NOTES DUE 2020

$500,000,000 FLOATING RATE SENIOR NOTES DUE 2020

$600,000,000 3.750% SENIOR NOTES DUE 2027

Summary of Terms for Issuance

Issuer:	Capital One Financial Corporation

Trade Date:	May 9, 2017

Settlement Date:	May 12, 2017 (T+3)

$1,400,000,000 2.500% SENIOR NOTES DUE 2020

Security:	2.500% Senior Notes due 2020

Principal Amount:	US$1,400,000,000

Net Proceeds to Issuer (before expenses):	US$1,394,288,000

Ranking:	Senior Unsecured

Expected Security Ratings:*	Baa1 / BBB / A- (Moody’s / S&P / Fitch)

Maturity Date:	May 12, 2020

Coupon:	2.500% per annum

Treasury Benchmark:	1.500% Notes due April 15, 2020

Treasury Benchmark Yield:	1.555%

Spread to Treasury Benchmark:	100 bps

Re-offer Yield:	2.555%

Price to Public:	99.842% of principal amount

Interest Payment Dates:	Semi-annually in arrears on May 12 and November 12 of each year, commencing on November 12, 2017 to and including the Maturity Date.

Day Count / Business Day Convention:	30/360; Following, Unadjusted

Optional Redemption:	The Issuer has the option to redeem the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date, in whole or in part at any time after April 12, 2020 (which is the date that is one month prior to the maturity date of the notes)

CUSIP/ISIN:	14040H BP9 / US14040HBP91

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC Capital One Securities, Inc.

Co-Managers:	Deutsche Bank Securities Inc. RBC Capital Markets, LLC

$500,000,000 FLOATING RATE SENIOR NOTES DUE 2020

Security:	Floating Rate Senior Notes due 2020

Principal Amount:	US$500,000,000

Net Proceeds to Issuer (before expenses):	US$498,750,000

Ranking:	Senior Unsecured

Expected Security Ratings:*	Baa1 / BBB / A- (Moody’s / S&P / Fitch)

Maturity Date:	May 12, 2020

Price to Public:	100.000% of principal amount

Pricing Benchmark:	3-month USD LIBOR (Reuters LIBOR01)

Spread to Benchmark:	76 bps

Interest Payment and Reset Dates:	Quarterly on February 12, May 12, August 12 and November 12 of each year, commencing on August 12, 2017 to and including the Maturity Date.

Interest Determination Date:	The second London banking day preceding the first day of the relevant interest period

Day Count / Business Day Convention:	Actual/360; Modified Following, Adjusted

Optional Redemption:	The Issuer has the option to redeem the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date, in whole or in part at any time after April 12, 2020 (which is the date that is one month prior to the maturity date of the notes)

CUSIP/ISIN:	14040H BQ7 / US14040HBQ74

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC Capital One Securities, Inc.

Co-Managers:	Deutsche Bank Securities Inc. RBC Capital Markets, LLC

$600,000,000 RE-OPENING OF 3.750% SENIOR NOTES DUE 2027

Security:	3.750% Senior Notes due 2027

Principal Amount:	US$600,000,000

Net Proceeds to Issuer (before expenses):	US$588,060,000[1]

Ranking:	Senior Unsecured

Expected Security Ratings:*	Baa1 / BBB / A- (Moody’s / S&P / Fitch)

Maturity Date:	March 9, 2027

Coupon:	3.750% per annum

Treasury Benchmark:	2.250% Notes due February 15, 2027

Treasury Benchmark Yield:	2.410%

Spread to Treasury Benchmark:	153 bps

Re-offer Yield:	3.940%

Price to Public:	98.460% of principal amount

Fungibility:	The new 3.750% Senior Notes due 2027 (the “new 2027 fixed rate notes”) will constitute an additional issuance of, and will form a single series and be fungible with, the $750,000,000 aggregate principal amount of the Company’s outstanding 3.750% Senior Notes due 2027 issued on March 9, 2017 (the “Initial Notes” and, together with the new 2027 fixed rate notes, the “notes”). After giving effect to the issuance of the new 2027 fixed rate notes, there will be $1,350,000,000 aggregate principal amount of the Company’s 3.750% Senior Notes due 2027 outstanding

Interest Payment Dates:	Semi-annually in arrears on March 9 and September 9 of each year, commencing on September 9, 2017 to and including the Maturity Date

Day Count / Business Day Convention:	30/360; Following, Unadjusted

Optional Redemption:	The Issuer has the option to redeem the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date, in whole or in part at any time after February 9, 2027 (which is the date that is one month prior to the maturity date of the notes)

[1]	Plus accrued and unpaid interest, from and including March 9, 2017 to, but excluding May 12, 2017, in the aggregate amount of US$3,937,500.

CUSIP/ISIN:	14040H BN4 / US14040HBN44

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC Capital One Securities, Inc.

Co-Managers:	Deutsche Bank Securities Inc. RBC Capital Markets, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Capital One Financial Corporation has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents filed with the SEC and incorporated by reference in such documents for more complete information about Capital One Financial Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents by contacting Barclays Capital Inc. at 1-888-603-5847, Citigroup Global Inc. at 1-800-831-9146, Morgan Stanley & Co. LLC, toll-free at 1-866-718-1649, or Capital One Securities, Inc., toll-free at 1-800-666-9174, Attn: Compliance.

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